UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 3, 2007

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2007, an understanding was reached between Margaret L. Jenkins, Senior Vice President, Marketing and Chief Marketing Officer of Denny’s Corporation (the “Company”) and the Company pursuant to which it was agreed that her employment with the Company would terminate effective August 31, 2007.

In connection with her termination, on August 8, 2007, the Company (through its subsidiary Denny’s, Inc.) and Ms. Jenkins entered into a separation agreement, the material terms of which include (in exchange for her complete release of any and all claims against the Company and her agreement to a 24 month non-compete and no solicitation provision): (i) a lump sum severance payment by the Company to Ms. Jenkins in the amount of $1,338,150 representing 200% of her current base salary, target annual incentive bonus and car allowance; (ii) the immediate vesting of all stock option awards from the Company to Ms. Jenkins and the extension to Ms. Jenkins of the right to exercise her vested stock options for the lesser of the remaining term of the stock option or 36 months; and (iii) a one-time payment from the Company to Ms. Jenkins equal to, for a 24 month period, the difference between the COBRA rate for continuation of the Company’s group health benefits and the current active employee group health benefit premium rate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: August 8, 2007	/s/ Rhonda J. Parish
Rhonda J. Parish
Executive Vice President,
Chief Legal Officer,
and Secretary